Exhibit 8.1

Hunton Andrews Kurth LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 Tel804 • 788 • 8200 Fax804 • 788 • 8218
File No: 54521.1
December 27, 2018

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Arlington, VA 22209

Arlington Asset Investment Corp.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the preparation of the Company’s Current Report on Form 8-K with respect to certain U.S. federal income tax matters filed with the Securities and Exchange Commission (the “SEC”) on December 27, 2018, including without limitation Exhibit 99.3 thereto (together, the “December Current Report”).  You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	The December Current Report;
2.

the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof, as certified by the Commonwealth of Virginia State Corporation Commission on July 13, 2018 and by the Secretary of the Company on the date hereof;

3.

the Articles of Amendment and Restatement of FBR REIT Asset Trust (“Rosslyn REIT”) filed with the Department of Assessments and Taxation of the State of Maryland and the Articles Supplementary thereto, each dated January 22, 2008, the Articles of Revival, filed on September 9, 2011, and the Articles of Amendment, dated January 9, 2014, changing the name to “Rosslyn REIT Trust”;

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MIAMI   NEW YORK   NORFOLK   RALEIGH/DURHAM   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC

www.HuntonAK.com

Arlington Asset Investment Corp.

December 27, 2018

4.	a draft of an earnings and profits study obtained by the Company from nationally recognized accountants; and
5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.during its taxable year ending December 31, 2019, and future taxable years,  the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3.during its taxable year ending December 31, 2018, and future taxable years, Rosslyn REIT has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of Rosslyn REIT (the “Rosslyn REIT Officer’s Certificate,” and together with the Company Officer’s Certificate, the “Officer’s Certificates”), true for such years;

4.neither the Company nor Rosslyn REIT will make any amendments to its organizational documents after the date of this opinion that would adversely affect its qualification as a REIT for any taxable year; and

5.no action will be taken by the Company or Rosslyn REIT after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates and the factual matters discussed in the December Current Report that relate to the Company’s anticipated status as a REIT.  We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificates.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion under the caption

Arlington Asset Investment Corp.

December 27, 2018

“Material U.S. Federal Income Tax Considerations” in Exhibit 99.3 of the December Current Report (which is incorporated herein by reference), we are of the opinion that:

(a)commencing with its taxable year ending December 31, 2019, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2019 and thereafter; and

(b)the descriptions of the law and the legal conclusions in Exhibit 99.3 of the December Current Report under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s or Rosslyn REIT’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates.  Accordingly, no assurance can be given that the actual results of the Company’s or Rosslyn REIT’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions.  The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter.  This opinion letter speaks only as of the date hereof.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Arlington Asset Investment Corp.

December 27, 2018

We hereby consent to the filing of this opinion as an exhibit to the December Current Report.  We also consent to the references to Hunton Andrews Kurth LLP under the caption “Material U.S. Federal Income Tax Considerations” in Exhibit 99.3 of the December Current Report.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP